Exhibit 99.2

K a t y  I n d u s t r i e s,  I n c.

305 Rock Industrial Park Drive
Bridgeton, MO 63044

Brian Nichols	Telephone: (314) 739-8585
Vice President	Facsimile: (314) 656-4398

July 7, 2015

Mr. Curt Kroll

Dear Curt:

I am pleased to confirm our employment offer to you as Chief Financial Officer for Katy Industries, Inc. Your salary and benefits package, effective with your promotion date is as follows:

1.	Annual Base Salary: $230,000, paid on a bi-weekly basis.

2.	Annual Bonus: Commencing on your date of employment, and thereafter on an annual calendar basis, you will be eligible to participate in the Company’s discretionary executive bonus program on terms commensurate with those afforded to similar executive employees of Katy and its subsidiaries. Your target annual discretionary bonus will be up to 50% of annual base salary, subject to achievement of the performance targets and other provisions of the Company’s management incentive plan. Keep in mind, any bonus due to you under this section in respect of a calendar year shall be paid to you as soon as practicable after the end of such calendar year (the Company will endeavor to pay any bonus not later than April 1 of the year following the year in which the bonus was earned, but in all events will pay any bonus earned not later than December 31 of the year following the year in which the bonus was earned). In order to receive any bonus you must be employed on the date bonuses are paid.

3.	Equity Options: You will be eligible to participate in an Equity Plan as specified from the Compensation Committee. (This program may be edited from time to time.)

4.	Fringe Benefits: There will be no change in your fringe benefits package which includes:

▪	Group medical, dental & vision coverage.

▪	Life and Accidental Death and Dismemberment coverage is provided by the Company. Additional Voluntary Term Life Insurance is available.

▪	Long Term Disability insurance is available at a “base” and “buy-up” level.

▪	Short Term Disability coverage is provided by the Company. The benefit level is based on length of service with the Company. Additional Voluntary Short Term Disability coverage is available.

▪	Nine (9) paid holidays.

▪	You will have three (3) weeks vacation per year. Future vacation benefits and accruals are subject to the Company’s Vacation Policy and may be amended from time to time.

▪	Eligibility to participate in the Katy Industries Consolidated 401(k) Plan.

5.	Commencing with your promotion date you will be eligible to receive a cell phone allowance of $200 per month. Each January and July you will receive six (6) month payments in advance. These payments are subject to normal withholding. If you leave the company any advance cell phone allowance for months following your termination date will be deducted from your final pay.

6.	As a condition of employment, you must sign the enclosed Employee Non-Solicitation and Confidential Information Agreement.

Of course, this offer is not a guarantee of employment for any specific term or period of time. It is our mutual agreement that you will be an employee at will.

Sincerely,

CONTINENTAL COMMERCIAL PRODUCTS

Brian Nichols
Vice President Human Resources,
Risk Management & Legal Affairs

ACKNOWLEDGED AND ACCEPTED

By: /s/Curt A. Kroll
Curt A. Kroll
Vice President, Corporate Controller

Date: July 7, 2015